PRICING SUPPLEMENT                                          File No. 333-105098
------------------                                              Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated
June 3, 2003)
Pricing Supplement Number: 2334


                             Merrill Lynch & Co., Inc.


                         Medium-Term Notes, Series B
                  Due Nine Months or More from Date of Issue

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                               Fixed Rate Notes

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Principal Amount:            $500,000,000

Issue Price:                 99.959%

CUSIP Number:                59018YRX1

Interest Rate:               3.375% per annum

Original Issue Date:         September 15, 2003

Stated Maturity Date:        September 14, 2007

Interest Payment Dates:      Each March 14th and September 14th, commencing on March 14th, 2004 subject to the following Business Day convention.

Repayment at the Option
of the Holder:               The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the Option
of the Company:              The Notes cannot be redeemed prior to the Stated Maturity Date.


Form:                        The Notes are being issued in fully registered book-entry form.

Trustee:                     JPMorgan Chase Bank

Underwriters:                Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), Morgan Keegan
                             & Company, Inc. and Wells Fargo Brokerage Services, LLC (the "Underwriters"),
                             are acting as principals in this transaction.  MLPF&S is acting as the Lead
                             Underwriter.

                             Pursuant to an agreement, dated September 10, 2003 (the "Agreement"), between
                             Merrill Lynch & Co., Inc. (the "Company") and the Underwriters, the Company has
                             agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                             Underwriters                                   Principal Amount of the Notes
                             ------------                                   -----------------------------

                             Merrill Lynch, Pierce, Fenner & Smith          $495,000,000
                                         Incorporated
                             Morgan Keegan & Company, Inc.                    $2,500,000
                             Wells Fargo Brokerage Services, LLC              $2,500,000
                                                                              -----------
                                                                            $500,000,000

                             Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                             The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                             The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Dated:                       September 10, 2003

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